Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MSA Safety Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	1,400,000	$144.055(2)	$201,677,000	$0.0001102	$22,224.81

Total Offering Amounts					$201,677,000		—

Total Fee Offsets							—

Net Fee Due							$22,224.81

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares that may become issuable under the plan set forth herein by reason of any stock split, stock dividend, recapitalization or other similar transactions as provided in the above-referenced plan. The 1,400,000 shares of common stock to be registered are in addition to the shares of common stock previously registered in connection with the 2016 Management Equity Incentive Plan (the “Prior Plan”) on registration statement on Form S-8 filed with the Securities and Exchange Commission on November 2, 2016 (Registration No. 333-214397), registration statement on Form S-8 filed with the Securities and Exchange Commission on May 27, 2011 (Registration No. 333-174601), and registration statement on Form S-8 filed with the Securities and Exchange Commission on March 4, 2009 (Registration No. 333-157682).

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $144.055 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on the NASDAQ Capital Market, on June 6, 2023.